EXHIBIT 99.1

SANGAMO BIOSCIENCES REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

Richmond, Calif. – April 29, 2004  – Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the first quarter ended March 31, 2004. The consolidated net loss was $2.9 million, or $0.12 per share, as compared to a net loss of $2.9 million, or $0.12 per share, in the same period of 2003. At March 31, 2004, the company had cash, cash equivalents, investments and interest receivable of $42.1 million.

Revenues for the first quarter of 2004 were $811,000 as compared to first quarter 2003 revenues of $551,000. First quarter 2004 revenues were from Sangamo’s partnerships in the areas of human therapeutics, enabling technologies and government research grants.

Total first quarter 2004 operating expenses were $4.0 million as compared to $3.6 million in the prior year period. Research and development expenses were $3.0 million for the three months ended March 31, 2004 as compared to $2.7 million for the first quarter of 2003. General and administrative expenses were $997,000 for the first quarter of 2004 as compared to $878,000 for the same period in 2003.

Net interest income for the first quarter of 2004 was $237,000 as compared to $176,000 in the comparable period of 2003.

Recent Highlights

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Sangamo BioSciences’ partner Edwards Lifesciences files first ZFP Therapeutic investigational new drug application (IND): On February 10, 2004 Edwards Lifesciences Corp. filed an IND with the Food and Drug Administration (FDA) for a DNA-binding protein therapeutic (ZFP Therapeutic) developed with Sangamo for the treatment of peripheral artery disease. The Phase I trial is the first human clinical trial of a ZFP Therapeutic and is designed to evaluate the safety and tolerability of a ZFP transcription factor that is engineered to activate expression of the VEGF A gene.  The study will be conducted in patients with peripheral artery disease, specifically the stage of the disease known as “intermittent claudication”.

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The trial, which is being conducted at the National Institutes of Health is now open for patient recruitment.  Further information may be obtained from the NIH website via the following link http://clinicalstudies.info.nih.gov/cgi/wais/bold032001.pl?A_04-H-0143.html@intermittent@claudication

Conference Call and Webcast

Sangamo will host a conference call today at 2:00 p.m. PDT, which will be open to the public via telephone and webcast.  During the conference call, the company will review the financial results and discuss other business matters.

The conference call dial-in numbers are 1-800-915-4836 for domestic callers and 1-973-317-5319 for international callers.  Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the Investor Relations section under “Company Overview”.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PDT on April 29, 2004 to 9:00 p.m. PDT on May 7, 2004.  The conference call replay numbers for domestic and international callers are 800-428-6051 and 973-709-2089 respectively.  The conference ID number for the replay is 353023. The webcast will be available on the Sangamo website for two weeks after the call.

About Sangamo BioSciences, Inc.

Sangamo BioSciences, Inc is focused on the research and development of novel transcription factors for therapeutic gene regulation and repair. The company’s most advanced therapeutic development program involves the use of transcription factors for the treatment of peripheral artery disease. Other therapeutic development programs are focused on ischemic heart disease, cancer, neuropathic pain, and monogenic diseases.  Sangamo’s core competencies enable the engineering of a class of transcription factors known as zinc finger DNA binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFs) that can control gene expression and consequently, cell function. Sangamo is also developing sequence-specific ZFP nucleases (ZFNs) for therapeutic gene correction as a treatment and possible cure for a variety of monogenic diseases such as severe combined immunodeficiency and sickle cell anemia. For more information about Sangamo, visit the company’s web site at www.sangamo.com or www.expressinglife.com.

This press release may contain forward-looking statements based on Sangamo’s current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs, ZFNs and therapeutic applications of Sangamo’s ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties related to the timing of initiation of clinical trials, technological challenges, Sangamo’s ability to develop commercially viable products and technological developments by our competitors.  See the company’s SEC filings, and in particular, the risk factors described in the company’s Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

Contact:

Elizabeth Wolffe,Ph.D.
510-970-6000 X271
ewolffe@sangamo.com

Burns McClellan, Inc.
Kathy Jones (media)
John Nugent (investors)
212-213-0006

SELECTED FINANCIAL DATA

(in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,
	2004	2003
Consolidated Statement of Operations Data:
Total revenues	$811	$551
Operating expenses:
Research and development	2,993	2,744
General and administrative	997	878
Total operating expenses	3,990	3,622
Loss from operations	(3,179)	(3,071)
Interest and other income, net	237	176
Net loss	$(2,942)	$(2,895)
Basic and diluted net loss per common share	$(0.12)	$(0.12)
Shares used in computing basic and diluted net loss per common share	24,977	24,734

	March 31, 2004	December 31, 2003
	(Unaudited)
Condensed Balance Sheet Data:
Cash, cash equivalents, investments, and interest receivable	$42,054	$44,343
Total assets	43,266	46,232
Total stockholders’ equity	42,351	44,661